Exhibit 99.2

Seasoned Real Estate Investment Professionals Complete $345  Million Nasdaq IPO of Trinity Merger Corp.

Lee Neibart and Sean Hehir to Lead SPAC to Target Business Combination Candidates with a Real Estate Component

HONOLULU (May 17, 2018) – Trinity Merger Corp. (the “Company”), a special purpose acquisition vehicle led by seasoned real estate investment professionals Lee S. Neibart and Sean A. Hehir, today announced the closing of its initial public offering (“IPO”) in which it raised gross proceeds of $345 million.

The Company intends to focus on business combination candidates with a real estate component and an enterprise value of approximately $750 million to $2 billion.

The Company sold 34.5 million units at $10.00 per unit in the IPO, which includes 4.5 million units issued pursuant to the underwriter’s exercise of its over-allotment option in full. The Company’s units began trading on The NASDAQ Capital Market (“NASDAQ”) under the ticker symbol “TMCXU” on May 15, 2018.

Each unit consists of one share of the Company’s Class A common stock and one warrant to purchase one share of the Company’s Class A common stock at an exercise price of $11.50 per share.  Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on NASDAQ under the symbols “TMCX” and “TMCXW,” respectively.

B. Riley FBR, Inc. served as sole book-running manager for the offering.

Mr. Neibart serves as the Company’s Chairman and Mr. Hehir serves as its Chief Executive Officer and President. The two have worked together for more than 20 years, partnering on several large institutional real estate transactions. Altogether, the Company’s leadership team has acquired more than 50 hotels with more than 30,000 keys in the United States and abroad.

Mr. Neibart has more than 40 years of experience in commercial real estate investing, mergers and acquisitions, and strategic business planning. He has held senior leadership roles at Ares Real Estate Group, HBS Global Properties and AREA Property Partners. Mr. Neibart also has experience serving as a director for various public and private companies. The Company represents Mr. Neibart’s second real estate-related SPAC. He took NRDC Acquisition Corp. public in October 2007. That vehicle converted to a real estate investment trust and changed its name to Retail Opportunity Investments Corp. (NASDAQ: ROIC) in 2009.

Mr. Hehir has more than 20 years of experience in real estate investment and asset management, and currently serves as the President and Chief Executive Officer of Trinity Real Estate Investments LLC, a private equity real estate firm (“Trinity Investments”). Since joining Trinity Investments in May 1998, Mr. Hehir has executed over $4 billion of global real estate transactions. Prior to joining Trinity Investments, Mr. Hehir worked for HVS International, a leading consulting firm to the hospitality industry.

In addition to Messrs. Neibart and Hehir, the Company’s board of directors includes Richard F. Wacker, President and Chief Executive Officer of American Savings Bank, F.S.B.; Catherine Luke, President and Director of Loyalty Enterprises Ltd.; and Warren R. de Haan, Co-Founder and Managing Partner at ACORE Capital, LP.

The public offering was made only by means of a prospectus, copies of which may be obtained from: B. Riley FBR, Inc., Attention: Prospectus Department, 1300 14th Street North, Suite 1400, Arlington, VA 22209, or by telephone at (800) 846-5050 or by email at prospectuses@brileyfbr.com.

A registration statement (including a preliminary prospectus) relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on May 14, 2018.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Trinity Merger Corp.

Trinity Merger Corp. is a special purpose acquisition company formed by HN Investors LLC, an affiliate of Trinity Real Estate Investments LLC, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.  While the Company may pursue an initial business combination target in any business or industry, it expects to focus its search on acquiring an operating company or business with a real estate component (such as a business within the hospitality, lodging, gaming, real estate or property services, or asset management industries).

Media Contacts:

Jason Chudoba or Megan Kivlehan

Jason.Chudoba@icrinc.com | 646-277-1249

Megan.Kivlehan@icrinc.com | 646-677-1807

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds of the offering.  No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC.  Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.